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                                                                       Exhibit 5


                     [Letterhead of CRAVATH, SWAINE & MOORE]

                                [New York Office]

                                                                   July 15, 1998

                             TIME WARNER TELECOM LLC
                             TIME WARNER TELECOM INC.

Ladies and Gentlemen:

               We have acted as counsel for Time Warner Telecom LLC (the "Company") and Time Warner Telecom Inc. ("TWT", and together with the Company, the "Issuers"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") being filed by the Issuers with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the $400,000,000 aggregate principal amount of their Senior Notes due 2008 (the "Debt Securities"). The Debt Securities will be issued under an Indenture (the "Indenture"), among the Issuers and The Chase Manhattan Bank (the "Trustee"), as Trustee, previously filed as Exhibit 4.1 to the Registration Statement.

               In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Formation or Certificate of Incorporation, as applicable, of each of the Issuers, (b) the By-laws or Amended and Restated Limited Liability Company Agreement, as applicable, of each of the Issuers, (c) the Indenture, (d) the form of the Debt Securities, (e) the resolutions of the Board of Directors or Management Committee, as applicable, of each of the Issuers, authorizing the registration of the Debt Securities and (f) certain resolutions adopted by the Management Committee or Board of Directors, as applicable, of each of the Issuers.


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                                                                               2

               Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of opinion that:

                      1. The Company is a limited liability company validly
               existing and in good standing under the laws of State of Delaware.

                      2. TWT is a corporation validly existing and in good
               standing under the laws of the State of Delaware.

                      3. The Indenture has been duly authorized, and when
               executed and delivered, and the Debt Securities, when duly authorized, issued, authenticated and delivered in accordance with the terms of the Indenture, will constitute legal, valid and binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers, in accordance with their respective terms.

               The opinion set forth above in paragraph 3 is qualified to the extent we have assumed the due execution and delivery of the Indenture by the Trustee pursuant to appropriate corporate authority.

               Our opinion set forth above in paragraph 3 is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect. The enforceability of the Issuers' obligations is also subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.


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                                                                               3

               We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                                     Very truly yours,
                                                     /s/ Cravath, Swaine & Moore

Time Warner Telecom LLC
Time Warner Telecom, Inc.
     5700 S. Quebec Street
          Greenwood Village, CO  80111

337A


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